Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

DEUTSCHE BANK AKTIENGESELLSCHAFT

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $12,000,000. The prospectus is a final prospectus for the related offering.